Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-) pertaining to the 2011 Stock Incentive Plan, as amended, Stock Option Awards, the 2016 Equity Incentive Plan, and the 2016 Employee Stock Purchase Plan of Clearside Biomedical, Inc. of our report dated March 18, 2016, (except for Note 17, as to which the date is May 11, 2016) with respect to the financial statements of Clearside Biomedical, Inc. included in the Registration Statement (Form S-1 No. 333-208916) of Clearside Biomedical, Inc. dated June 1, 2016 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

June 14, 2016